Exhibit 10.16

FORM – MGM EMPLOYEES

MGM GROWTH PROPERTIES LLC

FORM OF RESTRICTED SHARE UNITS AGREEMENT

(MGM EMPLOYEES)

No. of Restricted Share Units: [●]

This Restricted Share Units Agreement (including its Exhibit, the “Agreement”) is made by and between MGM Growth Properties LLC, a Delaware limited liability company (the “Company”), and [●] (the “Participant”) with an effective date of [●].

RECITALS

A. The Board of Directors of the Company (the “Board”) has adopted the MGM Growth Properties LLC 2016 Omnibus Incentive Plan (the “Plan”), which provides for the granting of Restricted Share Units (as that term is defined in Section 1 below) to selected service providers. Capitalized terms used and not defined in this Agreement shall have the same meanings as in the Plan.

B. The Board believes that the grant of Restricted Share Units will stimulate the interest of selected employees in, and strengthen their desire to remain with, the Company or any of its Affiliates (as hereinafter defined).

C. The Board has determined that the Participant has provided, or is expected to provide, services to the Company, and in consideration thereof, the Board has authorized the grant of Restricted Share Units to the Participant pursuant to the terms of the Plan and this Agreement.

D. The Board and the Participant intend that the Plan and this Agreement constitute the entire agreement between the parties hereto with regard to the subject matter hereof and shall supersede any other agreements, representations or understandings (whether oral or written and whether express or implied, and including, without limitation, any employment agreement between the Participant and the Company or any of its Affiliates whether previously entered into, currently effective or entered into in the future) which relate to the subject matter hereof.

Accordingly, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. Definitions.

1.1 “Change of Control” means, with respect to (x) the Company or (y) provided that it is an Affiliate of the Company at the relevant time, MGM (each of (x) and (y), a “Referenced Entity”), the first to occur of:

(A) the date that a reorganization, merger, consolidation, recapitalization, or similar transaction (other than a spinoff, exchange offer or similar transaction to or with the applicable Referenced Entity’s public shareholders) is consummated, unless: (i) at least 50% of the outstanding voting securities of the surviving or resulting entity (including, without limitation, an entity which as a result of such transaction owns the Company either directly or through one or more subsidiaries) (“Resulting Entity”) are beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the outstanding voting securities of the Corporation immediately prior to such transaction in substantially the same proportions as their beneficial ownership, immediately prior to such transaction, of the outstanding voting securities of the Corporation and (ii) immediately following such transaction no person or persons acting as a group beneficially owns capital stock of the Resulting Entity possessing thirty-five percent (35%) or more of the total voting power of the stock of the Resulting Entity;

(B) the date that a majority of members of the Referenced Entity’s Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Referenced Entity’s Board before the date of the appointment or election; provided that no individual shall be considered to be so endorsed if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Referenced Entity’s Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(C) the date that any one person, or persons acting as a group, acquires (or has or have acquired as of the date of the most recent acquisition by such person or persons) beneficial ownership of stock of the Referenced Entity possessing thirty-five percent (35%) or more of the total voting power of the stock of the Referenced Entity; or

(D) the date that any one person acquires, or persons acting as a group acquire (or has or have acquired as of the date of the most recent acquisition by such person or persons), assets from the Referenced Entity that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Referenced Entity immediately before such acquisition or acquisitions.

1.2 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of the Plan and this Agreement, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

1.3 “Current Employment Agreement” means the Participant’s employment agreement with the Company or any of its Affiliates in effect as of the applicable date of determination.

1.4 “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.

1.5 “Employer” means the Company and its Affiliates.

1.6 “Employer’s Good Cause” shall have the meaning given such term or a comparable term in the Current Employment Agreement; provided, that if there is no Current Employment Agreement or if such agreement does not include such term or a comparable term, “Employer’s Good Cause” means:

A. Participant’s failure to abide by the Employer’s policies and procedures, misconduct, insubordination, inattention to the Employer’s business, failure to perform the duties required of the Participant up to the standards established by the Employer’s senior management, or material breach of the Current Employment Agreement, which failure or breach is not cured by the Participant within ten (10) days after written notice thereof from the Employer specifying the facts and circumstances of the alleged failure or breach, provided, however, that such notice and opportunity to cure shall not be required if, in the good faith judgment of the Board, such breach is not capable of being cured within ten (10) days;

B. Participant’s failure or inability to apply for and obtain any license, qualification, clearance or other similar approval which the Employer or any regulatory authority which has jurisdiction over the Employer requests or requires that the Participant obtain;

C. the Employer is directed by any governmental authority in Nevada, Michigan, Mississippi, Illinois, Macau S.A.R., or any other jurisdiction in which the Employer is engaged in a gaming business or where the Employer has applied to (or during the term of the Participant’s employment under the Current Employment Agreement, may apply to) engage in a gaming business to cease business with the Participant;

D. the Employer determines, in its reasonable judgment, that the Participant was, is or might be involved in, or is about to be involved in, any activity, relationship(s) or circumstance which could or does jeopardize the Employer’s business, reputation or licenses to engage in the gaming business; or

E. any of the Employer’s gaming business licenses are threatened to be, or are, denied, curtailed, suspended or revoked as a result of the Participant’s employment by the Employer or as a result of the Participant’s actions.

1.7 “Fair Market Value” or “FMV” shall have the meaning set forth for such term in the Plan.

1.8 “Participant’s Good Cause” shall have the meaning given such term or a comparable term in the Current Employment Agreement; provided, that if there is no Current Employment Agreement or if such agreement does not include such term or a comparable term, “Participant’s Good Cause” means:

A. The failure of the Employer to pay the Participant any compensation when due; or

B. A material reduction in the scope of duties or responsibilities of the Participant or any reduction in the Participant’s salary.

Within ten (10) days following the first occurrence of a breach constituting Participant’s Good Cause, the Participant shall give the Employer thirty (30) days’ advance written notice specifying the facts and circumstances of the alleged breach. During such thirty (30) day period, the Employer may either cure the breach (in which case such notice will be considered withdrawn) or declare that the Employer disputes that Participant’s Good Cause exists, in which case Participant’s Good Cause shall not exist until the dispute is resolved in accordance with the methods for resolving disputes specified in Exhibit A hereto.

1.9 “Restricted Share Units” means an award of Restricted Share Units granted to a Participant pursuant to Article 8 of the Plan.

1.10 “Section 409A” means Code Section 409A, the regulations thereunder promulgated by the United States Department of Treasury and other guidance issued thereunder.

1.11 “Share” means a share of Class A common shares representing limited liability company interests of the Company.

2. Grant to Participant. The Company hereby grants to the Participant, subject to the terms and conditions of the Plan and this Agreement, and contingent upon the closing of the initial public offering of Shares as contemplated by that certain Form S-11 filed on March 22, 2016, an award of [●] Restricted Share Units (the “Award”). Except as otherwise set forth in the Plan or this Agreement, (i) each Restricted Share Unit represents the right to receive one (1) Share upon vesting of such Restricted Share Units, (ii) unless and until the Restricted Share Units have vested in accordance with the terms of this Agreement, the Participant shall not have any right to delivery of the Shares underlying such Restricted Share Units or any other consideration in respect thereof and (iii) each Restricted Share Unit that vests, and any Dividend Equivalent Rights earned under Section 3.4(B), shall be paid to the Participant in Shares, less applicable withholding, within thirty (30) days following the date that the Restricted Share Unit vests or the date(s) set forth in Sections 3.1 and 3.2, as applicable; provided, that any fractional Shares shall be paid in cash.

3. Terms and Conditions.

3.1 Vesting Schedule. Subject to Section 3.2 and the Participant’s continued service with the Company or one of its Affiliates through the Vesting Date, the Restricted Share Units shall vest in full on the first anniversary of the date of grant of the Restricted Share Units (the “Vesting Date”). The Restricted Share Units that vest on the Vesting Date, and any Dividend Equivalent Rights earned under Section 3.4(B), shall be paid to the Participant in Shares within thirty (30) days following the Vesting Date, provided, that any fractional Shares shall be paid in cash.

3.2 Vesting at Termination. Upon termination of employment with the Employer for any reason any unvested Restricted Share Units shall be forfeited without any consideration; provided, however, that, upon termination of employment by the Employer without Employer’s Good Cause, by the Participant with Participant’s Good Cause, or due to the Participant’s death or Disability, any unvested Restricted Share Units, and any Dividend Equivalent Rights earned under Section 3.4(B), shall be paid on the same schedule determined in Section 3.1 herein; provided, however, that such continued vesting shall immediately cease and unvested Restricted Share Units shall be forfeited in the event the Participant breaches any post-termination covenant with the Company or its Affiliates in any employment agreement or otherwise (after taking into account any applicable cure period).

3.3 Board Discretion. The Board, in its discretion, may accelerate the vesting of the balance, or some lesser portion, of the Participant’s unvested Restricted Share Units at any time, subject to the terms of the Plan and this Agreement. If so accelerated, the Restricted Share Units will be considered as having vested as of the date specified by the Board or an applicable written agreement but the Board will have no right to accelerate any payment under this Agreement if such acceleration would cause this Agreement to fail to comply with Section 409A.

3.4 No Rights as a Shareholder; Dividend Equivalent Rights.

A. Participant will have no rights as a shareholder with respect to any Shares subject to Restricted Share Units until the Restricted Share Units have vested and Shares relating thereto have been issued and recorded on the records of the Company or its transfer agent or registrars.

B. In accordance with Article 13 of the Plan, this Award is granted together with Dividend Equivalent Rights. Whenever a dividend is paid with respect to the Company’s Shares, a corresponding Dividend Equivalent Right shall be credited with respect to each outstanding Restricted Share Unit then held by the Participant in a number of additional full and fractional Restricted Share Units calculated based on the Fair Market Value of the Shares at the time such dividend is paid. Any such additional Restricted Share Units shall be subject to the same vesting, forfeiture, settlement and other terms and conditions as the underlying Restricted Share Units with respect to which they were credited.

3.5 Limits on Transferability. The Restricted Share Units granted under this Agreement may be transferred solely to a trust in which the Participant or the Participant’s spouse control the management of the assets. With respect to Restricted Share Units, if any, that have been transferred to a trust, references in this Agreement to vesting related to such Restricted Share Units shall be deemed to include such trust. Any transfer of Restricted Share Units shall be subject to the terms and conditions of the Plan and this Agreement and the transferee shall be subject to the same terms and conditions as if it were the Participant. No interest of the Participant under this Agreement shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process.

3.6 Adjustments. The Award shall be subject to adjustment by the Board in accordance with Section 4.4 of the Plan in the case of certain corporate reorganization events.

3.7 No Right to Continued Performance of Services. The grant of the Restricted Share Units does not confer upon the Participant any right to continue to be employed by the Company or any of its Affiliates nor may it interfere in any way with the right of the Company or any of its Affiliates for which the Participant performs services to terminate the Participant’s employment at any time.

3.8 Compliance With Law and Regulations. The grant and vesting of Restricted Share Units and the obligation of the Company to issue Shares under this Agreement are subject to all applicable federal and state laws, rules and regulations, including those related to disclosure of financial and other information to the Participant and to approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for Shares prior to (A) the listing of such shares on any stock exchange on which the Shares may then be listed and (B) the completion of any registration or qualification of such shares under any federal or state law, or any rule or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

3.9 Change of Control. Upon the occurrence of a Change of Control, the Board is authorized (but not obligated) to make adjustments in the terms and conditions of the Award, including without limitation the following (or any combination thereof): (a) continuation or assumption of the Award under the Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (b) substitution by the surviving company or corporation or its parent of awards with substantially the same terms for the Award (with appropriate adjustments to the type of consideration payable upon settlement of the Award); (c) accelerated exercisability, vesting and/or payment under the Award immediately prior to or upon the occurrence of such event or upon a termination of employment or other service following such event; and (d) if all or substantially all of the Company’s outstanding Shares transferred in exchange for cash consideration in connection with such Change of Control, cancellation of all or any portion of the Award for fair value (in the form of cash, shares, other property or any combination thereof) as determined in the sole discretion of the Board.

4. Investment Representation. The Participant must, within five (5) days of demand by the Company furnish the Company an agreement satisfactory to the Company in which the Participant represents that the Shares acquired upon vesting are being acquired for investment. The Company will have the right, at its election, to place legends on the certificates representing the Shares so being issued with respect to limitations on transferability imposed by federal and/or state laws, and the Company will have the right to issue “stop transfer” instructions to its transfer agent.

5. Participant Bound by Plan. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof as amended from time to time.

6. Withholding. The Company or any of its Affiliates shall have the right, and is hereby authorized, to withhold any applicable withholding taxes in respect of the Restricted Share Units awarded by this Agreement, their grant, vesting or otherwise, and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes, which may include, without limitation, reducing the number of shares otherwise distributable to the Participant by the number of Shares whose Fair Market Value is equal to the amount of tax required to be withheld by the Company or any of its Affiliates as a result of the vesting or settlement or otherwise of the Restricted Share Units.

7. Notices. Any notice hereunder to the Company must be addressed to: MGM Growth Properties LLC, c/o MGM Resorts, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Designated legal counsel for purposes of administration of the MGM Growth Properties LLC 2016 Omnibus Incentive Plan, and any notice hereunder to the Participant must be addressed to the Participant at the Participant’s last address on the records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address. Any notice shall be deemed to have been duly given on personal delivery or three (3) days after being sent in a properly sealed envelope, addressed as set forth above, and deposited (with first class postage prepaid) in the United States mail.

8. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter hereof and shall supersede any other agreements, representations or understandings (whether oral or written and whether express or implied, and including, without limitation, any employment agreement between the Participant and the Company or any of its Affiliates whether previously entered into, currently effective or entered into in the future that includes terms and conditions regarding equity awards) which relate to the subject matter hereof.

9. Waiver. No waiver of any breach or condition of this Agreement shall be deemed a waiver of any other or subsequent breach or condition whether of like or different nature.

10. Participant Undertaking. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Restricted Share Units pursuant to this Agreement.

11. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and agreed in writing to be joined herein and be bound by the terms hereof.

12. Governing Law. The parties hereto agree that the validity, construction and interpretation of this Agreement shall be governed by the laws of the state of Nevada.

13. Arbitration. Except as otherwise provided in Exhibit A to this Agreement (which constitutes a material provision of this Agreement), disputes relating to this Agreement shall be resolved by arbitration pursuant to Exhibit A hereto.

14. Clawback Policy. By accepting this award the Participant hereby agrees that this award and any other compensation paid or payable to the Participant is subject to Company’s Policy on Recovery of Incentive Compensation in Event of Financial Restatement (or any

successor policy) as in effect from time to time, and that this award shall be considered incentive compensation for purposes of such policy. In addition, the Participant agrees that such policy may be amended from time to time by the Board in a manner designed to comply with applicable law and/or stock exchange listing requirements. The Participant also hereby agrees that the award granted hereunder and any other compensation payable to the Participant shall be subject to recovery (in whole or in part) by the Company to the minimum extent required by applicable law and/or stock exchange listing requirements.

15. Amendment. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto; provided that the Company may alter, modify or amend this Agreement unilaterally if such change is not materially adverse to the Participant or to cause this Agreement to comply with applicable law or avoid the imposition of any tax, interest or penalty under Section 409A.

16. Severability. The provisions of this Agreement are severable and if any portion of this Agreement is declared contrary to any law, regulation or is otherwise invalid, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding and enforceable.

17. Execution. Each party agrees that an electronic, facsimile or digital signature or an online acceptance or acknowledgment will be accorded the full legal force and effect of a handwritten signature under Nevada law. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

18. Variation of Pronouns. All pronouns and any variations thereof contained herein shall be deemed to refer to masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.

19. Tax Treatment; Section 409A. The Participant shall be responsible for all taxes with respect to the Restricted Share Units. The terms of this Award shall be subject to Section 20.12 of the Plan (relating to Section 409A), which shall be incorporated herein by reference.

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IN WITNESS WHEREOF, the parties hereto have executed this Restricted Share Units Agreement as of the date first written above.

MGM GROWTH PROPERTIES LLC

By:
Name:
Title:

PARTICIPANT

By:
Name:

[Signature Page to Restricted Share Units Agreement]

EXHIBIT A

ARBITRATION

This Exhibit A sets forth the methods for resolving disputes should any arise under the Agreement, and accordingly, this Exhibit A shall be considered a part of the Agreement.

1.	Except for a claim by either Participant or the Company for injunctive relief where such would be otherwise authorized by law, any controversy or claim arising out of or relating to the Agreement or the breach hereof including without limitation any claim involving the interpretation or application of the Agreement or the Plan, shall be submitted to binding arbitration in accordance with the employment arbitration rules then in effect of the Judicial Arbitration and Mediation Service (“JAMS”), to the extent not inconsistent with this paragraph. This Exhibit A covers any claim Participant might have against any officer, director, employee, or agent of the Company, or any of the Company’s subsidiaries, divisions, and Affiliates, and all successors and assigns of any of them. The promises by the Company and Participant to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other, in addition to other consideration provided under the Agreement.

2.	Claims Subject to Arbitration: This Exhibit A contemplates mandatory arbitration to the fullest extent permitted by law. Only claims that are justiciable under applicable state or federal law are covered by this Exhibit A. Such claims include any and all alleged violations of any state or federal law whether common law, statutory, arising under regulation or ordinance, or any other law, brought by any current or former employees of the Company and its Affiliates.

3.	Non-Waiver of Substantive Rights: This Exhibit A does not waive any rights or remedies available under applicable statutes or common law. However, it does waive Participant’s right to pursue those rights and remedies in a judicial forum. By signing the Agreement and the acknowledgment at the end of this Exhibit A, the undersigned Participant voluntarily agrees to arbitrate his or her claims covered by this Exhibit A.

4.	Time Limit to Pursue Arbitration; Initiation: To ensure timely resolution of disputes, Participant and the Company must initiate arbitration within the statute of limitations (deadline for filing) provided for by applicable law pertaining to the claim. The failure to initiate arbitration within this time limit will bar any such claim. The parties understand that the Company and Participant are waiving any longer statutes of limitations that would otherwise apply, and any aggrieved party is encouraged to give written notice of any claim as soon as possible after the event(s) in dispute so that arbitration of any differences may take place promptly. The parties agree that the aggrieved party must, within the time frame provided by this Exhibit A, give written notice of a claim pursuant to Section 7 of the Agreement. In the event such notice is to be provided to the Company, the Participant shall provide a copy of such notice of a claim to the Company’s designated legal counsel for purposes of arbitration. Written notice shall identify and describe the nature of the claim, the supporting facts and the relief or remedy sought.

5.	Selecting an Arbitrator: This Exhibit A mandates Arbitration under the then current rules of the Judicial Arbitration and Mediation Service (JAMS) regarding employment disputes. The arbitrator shall be either a retired judge or an attorney experienced in employment law and licensed to practice in the state in which arbitration is convened. The parties shall select one arbitrator from among a list of three qualified neutral arbitrators provided by JAMS. If the parties are unable to agree on the arbitrator, each party shall strike one name and the remaining named arbitrator shall be selected.

6.	Representation/Arbitration Rights and Procedures:

a.	Participant may be represented by an attorney of his/her choice at his/her own expense.

b.	The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of Nevada (without regard to its choice of law provisions) and/or federal law when applicable. In all cases, this Exhibit A shall provide for the broadest level of arbitration of claims between the Company and Participant under Nevada or applicable federal law. The arbitrator is without jurisdiction to apply any different substantive law or law of remedies.

c.	The arbitrator shall have no authority to award non-economic damages or punitive damages except where such relief is specifically authorized by an applicable state or federal statute or common law. In such a situation, the arbitrator shall specify in the award the specific statute or other basis under which such relief is granted.

d.	The applicable law with respect to privilege, including attorney-client privilege, work product, and offers to compromise must be followed.

e.	The parties shall have the right to conduct reasonable discovery, including written and oral (deposition) discovery and to subpoena and/or request copies of records, documents and other relevant discoverable information consistent with the procedural rules of JAMS. The arbitrator shall decide disputes regarding the scope of discovery and shall have authority to regulate the conduct of any hearing and/or trial proceeding. The arbitrator shall have the right to entertain a motion to dismiss and/or motion for summary judgment.

f.	The parties shall exchange witness lists at least 30 days prior to the trial/hearing procedure. The arbitrator shall have subpoena power so that either Participant or the Company may summon witnesses. The arbitrator shall use the Federal Rules of Evidence. Both parties have the right to file a post hearing brief. Any party, at its own expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of the proceedings.

g.	Any arbitration hearing or proceeding shall take place in private, not open to the public, in Las Vegas, Nevada.

7.	Arbitrator’s Award: The arbitrator shall issue a written decision containing the specific issues raised by the parties, the specific findings of fact, and the specific conclusions of law. The award shall be rendered promptly, typically within 30 days after conclusion of the arbitration hearing, or the submission of post-hearing briefs if requested. The arbitrator may not award any relief or remedy in excess of what a court could grant under applicable law. The arbitrator’s decision is final and binding on both parties. Judgment upon an award rendered by the arbitrator may be entered in any court having competent jurisdiction.

a.	Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Exhibit A and to enforce an arbitration award.

b.	In the event of any administrative or judicial action by any agency or third party to adjudicate a claim on behalf of Participant which is subject to arbitration under this Exhibit A, Participant hereby waives the right to participate in any monetary or other recovery obtained by such agency or third party in any such action, and Participant’s sole remedy with respect to any such claim shall be any award decreed by an arbitrator pursuant to the provisions of this Exhibit A.

8.	Fees and Expenses: The Company shall be responsible for paying any filing fee and the fees and costs of the arbitrator; provided, however, that if Participant is the party initiating the claim, Participant will contribute an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state in which Participant is (or was last) employed by the Company. Participant and the Company shall each pay for their own expenses, attorney’s fees (a party’s responsibility for his/her/its own attorney’s fees is only limited by any applicable statute specifically providing that attorney’s fees may be awarded as a remedy), and costs and fees regarding witness, photocopying and other preparation expenses. If any party prevails on a statutory claim that affords the prevailing party attorney’s fees and costs, or if there is a written agreement providing for attorney’s fees and/or costs, the arbitrator may award reasonable attorney’s fees and/or costs to the prevailing party, applying the same standards a court would apply under the law applicable to the claim(s).

9.	The arbitration provisions of this Exhibit A shall survive the termination of Participant’s employment with the Company and its Affiliates and the expiration of the Agreement. These arbitration provisions can only be modified or revoked in a writing signed by both parties and which expressly states an intent to modify or revoke the provisions of this Exhibit A.

10.	The arbitration provisions of this Exhibit A do not alter or affect the termination provisions of this Agreement.

11.	Capitalized terms not defined in this Exhibit A shall have the same definition as in the Agreement to which this is Exhibit A.

12.	If any provision of this Exhibit A is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of Exhibit A. All other provisions shall remain in full force and effect.

ACKNOWLEDGMENT

BOTH PARTIES ACKNOWLEDGE THAT: THEY HAVE CAREFULLY READ THIS EXHIBIT A IN ITS ENTIRETY, THEY UNDERSTAND ITS TERMS, EXHIBIT A CONSTITUTES A MATERIAL TERM AND CONDITION OF THE RESTRICTED SHARE UNITS AGREEMENT BETWEEN THE PARTIES TO WHICH IT IS EXHIBIT A, AND THEY AGREE TO ABIDE BY ITS TERMS.

The parties also specifically acknowledge that by agreeing to the terms of this Exhibit A, they are waiving the right to pursue claims covered by this Exhibit A in a judicial forum and instead agree to arbitrate all such claims before an arbitrator without a court or jury. It is specifically understood that this Exhibit A does not waive any rights or remedies which are available under applicable state and federal statutes or common law. Both parties enter into this Exhibit A voluntarily and not in reliance on any promises or representation by the other party other than those contained in the Agreement or in this Exhibit A.

Participant further acknowledges that Participant has been given the opportunity to discuss this Exhibit A with Participant’s private legal counsel and that Participant has availed himself/herself of that opportunity to the extent Participant wishes to do so.

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